Exhibit 2.1
Execution Copy
July 6 2006
Merger Implementation
Agreement
Peabody Energy Corporation
Excel Coal Limited

Contents

	Table of contents

	Operative part	2

1	Definitions and interpretation	2

	1.1 Definitions	2
	1.2 Interpretation	10
	1.3 Business Day	10

2	Agreement to proceed with the Transaction	11

3	Conditions precedent and pre-implementation steps	11

	3.1 Conditions precedent	11
	3.2 Best endeavours	12
	3.3 Waiver of conditions precedent	13
	3.4 Consultation on failure of condition precedent	13
	3.5 Certain notices	14
	3.6 Regulatory approval	14

4	Transaction steps	14

	4.1 Scheme	14
	4.2 Scheme consideration	14

5	Implementation	15

	5.1 Excel’s obligations	15
	5.2 Peabody’s obligations	17
	5.3 Conduct of business	17
	5.4 Appointment of directors	17
	5.5 Excel Board recommendation	18
	5.6 Access to information	18

6	Representations and undertakings	18

	6.1 Peabody’s representations	18
	6.2 Peabody’s indemnity	19
	6.3 Excel’s representations	19
	6.4 Excel’s indemnity	19
	6.5 Survival of representations	19
	6.6 Survival of indemnities	19
	6.7 Timing of warranties	19

7	Releases	20

	7.1 Excel directors and officers	20
	7.2 Peabody directors and officers	20
	7.3 Excel officers and directors	20

8	Public announcement	21

9	Confidentiality	21

	9.1 Confidentiality Deed	21
	9.2 Survival of obligations	21

10	No-talk and no-shop obligations	21

	10.1 No-talk	21
	10.2 No-shop	21
Contents 1

Contents

	10.3 Limitation to No-talk	21
	10.4 Notification of approaches	22
	10.5 Warranty and representation	22

11	Payment of costs	22

	11.1 Background	22
	11.2 Payment of Reimbursement Fee	22
	11.3 Compliance with law	23
	11.4 Other claims	23

12	Conduct of Court proceedings	23

13	Termination	24

	13.1 Termination	24
	13.2 Effect of termination	24
	13.3 Terminable in writing	25

14	Duty, costs and expenses	25

	14.1 Stamp duty	25
	14.2 Costs and expenses	25

15	GST	25

16	General	26

	16.1 No representation or reliance	26
	16.2 No merger	26
	16.3 Consents	26
	16.4 Notices	26
	16.5 Governing law and jurisdiction	28
	16.6 Waivers	28
	16.7 Variation	28
	16.8 Assignment	28
	16.9 No third party beneficiary	28
	16.10 Further action	28
	16.11 Entire agreement	28
	16.12 Counterparts	28

	Peabody Representations and Warranties	29

	Excel Representations and Warranties	30

	Excel details	33

	Signing page	34

	Annexure A — Scheme	35

	Annexure B — Deed Poll	44

	Annexure C — Timetable	52
Contents 2

1     Definitions and interpretation
Merger Implementation Agreement

Date ▶ July 6, 2006

Between the parties

Peabody	Peabody Energy Corporation of 701 Market Street, St Louis, Missouri, USA (Peabody)

Excel	Excel Coal Limited ABN 18 002 818 699 of Level 9, 1 York Street, Sydney, NSW, 2000 (Excel)

Background	1 The Parties have agreed that Peabody Sub will acquire Excel by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Excel and Excel Shareholders.

2 The Parties have agreed in good faith to implement the scheme of arrangement on the terms of this agreement.

The parties agree	as set out in the Operative part of this agreement, in consideration of, among other things, the mutual promises contained in this agreement.

Operative part
1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this document are set out below.

Term	Meaning

Agreed Dividend	the final dividend of Excel for the year ended 30 June 2006 of no more than the amount determined in accordance with Excel’s dividend policy as at the date of this agreement of paying out 50% of net profits after tax.

AIFRS	the International Financial Reporting Standards as adopted in Australia.

ASIC	the Australian Securities and Investments Commission.

ASX	the Australian Stock Exchange Limited (ABN 98 008 624 691).

Business Day	a business day as defined in the Listing Rules.

Competing Transaction	a transaction or arrangement pursuant to which a Third Party will, if the transaction or arrangement is entered into or completed:

1    acquire (whether directly or indirectly) or become the holder of, or otherwise acquire, have a right to acquire or have an economic interest in all or a substantial part of the business of the Excel Consolidated Group;

2 become a Substantial Holder in Excel;

3 acquire control (as determined in accordance with section 50AA of the Corporations Act) of Excel;

4 otherwise acquire or merge with Excel; or

5 enter into any agreement, arrangement or understanding requiring Excel to abandon, or otherwise fail to proceed with, the Transaction whether by way of:

6 takeover offer;

7 scheme of arrangement;

8 shareholder approved acquisition;

9 capital reduction or buy back;

10 purchase of assets;

11 joint venture;

1     Definitions and interpretation

Term	Meaning

12 dual-listed company structure (or other synthetic merger); or

13 other transaction or arrangement.

Confidentiality Deed	the deed so entitled between Excel and Peabody.

Consolidated Group	has the same meaning as in the Tax Act.

Corporations Act	the Corporations Act 2001 (Cth).

Court	the Supreme Court of New South Wales or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Excel and Peabody.

Disclosed Transactions	the transactions listed and matters in the Disclosure Letter.

Disclosure Letter	the letter so entitled provided by Excel to Peabody and countersigned by Peabody.

Due Diligence	the enquiries Peabody has made into the business, finances and affairs of Excel and its subsidiaries prior to the entry into this agreement.

Effective	when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme.

Effective Date	the date the Scheme becomes Effective.

End Date	December 1, 2006.

Excel Board	the board of directors of Excel.

Excel Consolidated Group	Excel and each of its subsidiaries.

Excel Consolidated Tax Group	the Consolidated Group of which Excel is the head company (as defined for the purposes of the Tax Act).

1     Definitions and interpretation

Term	Meaning

Excel Indemnified Parties	Excel and its subsidiaries and their respective directors, officers and employees.

Excel Material	either:
Adverse Change
1 one or more changes, events, occurrences or matters which has had or is likely to have the effect of a diminution in the:

• consolidated net assets of Excel and all its subsidiaries, taken as a whole (calculated on the basis of AIFRS), of at least $50,000,000; or

•    consolidated annual net profit after tax (calculated on the basis of AIFRS), in any financial year after the one ending 30 June 2006 of Excel and all its subsidiaries, taken as a whole, of at least $12,500,000, other than as a consequence of changes in coal prices or currency exchange rate changes; or

2    an event takes place or is reasonably likely to take place which would prevent Excel from operating its existing mines, completing its development activities or entering into arrangements in relation to the Wambo Underground, Wilpinjong or Millennium projects in the manner currently contemplated by Excel and such event is sufficiently adverse to the financial position, profitability or prospects of Excel so as to affect the commercial viability of the Transaction for Peabody in a material respect, having regard to the Scheme Consideration.

Excel Prescribed Occurrence	(other than as required by or as a consequence of this agreement, the Scheme or a Disclosed Transaction or as agreed to in writing by Peabody) the occurrence of any of the following between the date of this agreement and 8.00am on the Second Court Date:

1 Excel converting all or any of its shares into a larger or smaller number of shares;

2 Excel resolving to reduce its share capital in any way or reclassifying, combining, splitting or redeeming or repurchasing directly or indirectly any of its shares;

3 Excel:

• entering into a buy-back agreement; or

• resolving to approve the terms of a buy-back agreement under the Corporations Act;

4 Other than the Agreed Dividend, Excel declaring, paying or distributing any dividend, bonus or other share of its profits or assets or agreeing to return any capital to its members;

5    Excel or a subsidiary of Excel issuing shares, or granting an option over its shares, or agreeing to make such an issue or grant such an option, other than to a member of the Excel Consolidated Group;

6 Excel or a subsidiary of Excel issuing or agreeing to issue securities convertible into shares, other than to a member of the Excel Consolidated Group;

1     Definitions and interpretation

Term	Meaning

	7	Excel or a subsidiary of Excel making any change to its constitution;

	8	The Excel Consolidated Group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;

	9	Excel or a subsidiary of Excel:

• acquiring or disposing of;

• agreeing to acquire or dispose of; or

• offering, proposing, announcing a bid or tendering for,

any business, assets, entity or undertaking, the value of which exceeds $10,000,000;

	10	Excel or a subsidiary of Excel entering into a contract or commitment restraining Excel or a subsidiary of Excel from competing with any person or conducting activities in any market;

	11	Excel or a subsidiary of Excel creating, or agreeing to create, any mortgage, charge, lien or other encumbrance over the whole, or a substantial part, of its business or property otherwise than:

• in the ordinary course of business; and

• a lien which arises by operation of law or legislation securing an obligation that is not yet due;

	12	Excel or a subsidiary of Excel:

•    entering into any contract or commitment (including in respect of Financial Indebtedness) requiring payments by Excel and its subsidiaries taken as a whole in excess of $10,000,000 or any other contract or commitment that cannot be terminated on less than 12 months’ notice without penalty;

• (without limiting the foregoing) agreeing to incur capital expenditure from the date of this agreement of more than $10,000,000;

• waiving any material third party default where the financial impact upon Excel and its subsidiaries taken as a whole will be in excess of $10,000,000; or

• accepting as a compromise of a matter less than the full compensation due to Excel or a subsidiary of Excel where the compromise is more than $10,000,000;

	13	Excel or a subsidiary of Excel providing financial accommodation other than to members of the Excel Consolidated Group (irrespective of what form of Financial Indebtedness that accommodation takes) in excess of $10,000,000;

	14	Excel or a subsidiary of Excel entering into any agreement, arrangement or transaction with respect to derivative instruments (including, but not limited to, swaps, futures contracts, forward commitments, commodity derivatives or options) or similar instruments, except foreign currency hedges made in the ordinary course of business and in accordance with existing policy as at the date of this agreement;

	15	Excel or a subsidiary of Excel resolving that it be wound up or the making of an application or order for the winding up or dissolution of Excel or a subsidiary of Excel other than where the application or order (as the case may be) is set aside within 14 days;

	16	a liquidator or provisional liquidator of Excel or of a subsidiary of Excel being appointed;

1     Definitions and interpretation

Term	Meaning

	17	the Court making an order for the winding up of Excel or of a subsidiary of Excel;

	18	an administrator of Excel or of a subsidiary of Excel being appointed under the Corporations Act;

	19	Excel or a material subsidiary of Excel ceases, or threatens to cease to, carry on the business conducted as at the date of this agreement;

	20	Excel or a subsidiary of Excel is or becomes unable to pay its debts when they fall due within the meaning of the Corporations Act or is otherwise presumed to be insolvent under the Corporations Act;

	21	Excel or a subsidiary of Excel executing a deed of company arrangement;

	22	a receiver, or a receiver and manager, being appointed in relation to the whole, or a substantial part, of the property of Excel or of a subsidiary of Excel;

	23	Excel or a subsidiary of Excel entering into or resolving to enter into a transaction with any related party of Excel (other than a related party which is a member of the Excel Consolidated Group) as defined in section 228 of the Corporations Act;

	24	Excel or a material subsidiary of Excel being deregistered as a company or otherwise dissolved;

	25	Excel or a subsidiary of Excel entering into or materially amending any employment, consulting, severance or similar agreement or arrangement with officers, directors, other executives or employees of Excel or a subsidiary of Excel or otherwise materially increasing compensation or benefits for any of the above other than in the ordinary course of business or pursuant to contractual arrangements in effect on the date of this agreement;

	26	Excel or a subsidiary of Excel entering into any enterprise bargaining agreement other than in the ordinary course or business or pursuant to contractual arrangements in effect on the date of this agreement;

	27	Excel amending in any material respect any arrangement with its Financial Adviser, or entering into arrangements with a new Financial Adviser, in respect of the Transaction;

	28	Excel or a subsidiary of Excel voluntarily changing any accounting policy applied by them to report their financial position;

	29	Excel or a subsidiary of Excel doing anything that would result in a taxable gain in excess of $5,000,000 for the Excel Consolidated Tax Group by either causing a subsidiary to cease being a member of the Excel Consolidated Group or causing the Excel Consolidated Tax Group to cease being a Consolidated Group; or

	30	Excel or a subsidiary of Excel changes its business or enters into a new business or transaction of a kind that it has not previously entered into in such a manner that tax losses (whether of a revenue or capital nature) in excess of $5,000,000 in Excel or a subsidiary of Excel (including the Excel Consolidated Tax Group) stop being available to Excel or a subsidiary of Excel (including the Excel Consolidated Tax Group).

Excel Representations and Warranties	the representations and warranties of Excel set out in Schedule 2.

1     Definitions and interpretation

Term	Meaning

Excel Shareholders	each person who is registered as the holder of Excel Shares.

Excel Share	a fully paid ordinary share of Excel.

FATA	the Foreign Acquisitions and Takeovers Act 1975 (Cth).

Fee Trigger Event	either:

	1	a Competing Transaction is announced; or

	2	a Third Party who at the date of this agreement does not have at least 10% Voting Power in Excel, has such Voting Power, or has entered into swaps or similar arrangements giving economic exposure to at least 10% of Excel Shares, in each case prior to the termination of this agreement, and, within one year of the event in 1 or 2 above (and irrespective of whether 1 or 2 applies) the relevant Third Party or an associate of that Third Party:

	3	completes a Competing Transaction of the kind referred to in paragraph 1, 3 or 4 of the definition of Competing Transaction; or

	4	(without limiting 3 above) acquires a relevant interest in at least 50% of Excel Shares.

Finance Documentation	the formal finance documentation contemplated by the bridge commitment letter referred to in clause 3.1(k)(1) or such other subsequent financing arranged by Peabody to pay the Scheme Consideration.

Financial Adviser	any financial adviser retained by Excel in relation to the Scheme from time to time.

Financial Indebtedness	any debt or other monetary liability (whether actual or contingent) in respect of moneys borrowed or raised or any financial accommodation including under or in respect of any:

	1	bill, bond, debenture, note or similar instrument;

	2	acceptance, endorsement or discounting arrangement;

	3	guarantee;

	4	finance or capital lease;

	5	agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service; or

	6	obligation to deliver goods or provide services paid for in advance by any financier.

Government Agency	any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity, or any minister of the Crown in right of the Commonwealth of Australia or any state.

1     Definitions and interpretation

Term	Meaning

Implementation Date	the fifth Business Day after the Scheme Record Date.

Independent Expert	the independent expert in respect of the Scheme appointed by Excel.

Listing Rules	the official listing rules of the ASX.

No-Shop Period and No-Talk Period	the period from and including the date of this agreement to the earlier of:
	1	the termination of this agreement; and

	2	the End Date.

Peabody Board	the board of directors of Peabody.

Peabody Indemnified Parties	Peabody, its subsidiaries and their respective directors, officers and employees.

Peabody Information	information regarding Peabody and its subsidiaries provided by Peabody to Excel in writing for inclusion in the Scheme Booklet.

Peabody Material Subsidiary	any subsidiary of Peabody that as at the date of this agreement had net assets of more than US$250 million and includes Peabody Sub.

Peabody Prescribed Occurrence	(other than as required by or as a consequence of this agreement or the Scheme or as agreed to in writing by Excel) the occurrence of any of the following between the date of this agreement and 8.00am on the Second Court Date:

	1	Peabody or a Peabody Material Subsidiary commencing or permitting to be commenced any proceeding for any liquidation, dissolution, or winding up of Peabody or such Peabody Material Subsidiary, including but not limited to initiating any bankruptcy proceedings on its or any Peabody Material Subsidiary’s behalf, but not as a result of any internal reconstruction undertaken by Peabody whilst Peabody is solvent; or

	2	Peabody or a Peabody Material Subsidiary is or becomes unable to pay its debts when they fall due.

Peabody Representations and Warranties	the representations and warranties of Peabody set out in Schedule 1.

Peabody Sub	a directly or indirectly wholly owned subsidiary of Peabody.

1     Definitions and interpretation

Term	Meaning

PS 142	Policy Statement 142 issued by ASIC on 4 November 1999 (as amended).

Regulatory Approvals	has the meaning given to that term in clause 3.1(a).

Reimbursement Fee	$18,000,000.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Excel and the Excel Shareholders, the form of which is attached as Annexure A.

Scheme Booklet	the information described in clause 5.1(a) to be approved by the Court and despatched to the Excel Shareholders and which must include the Scheme, an explanatory statement complying with the requirements of the Corporations Act, an independent expert’s report, notices of meeting and proxy forms in the form the parties agree.

Scheme Consideration	the consideration to be provided at the request of Peabody by Peabody Sub to each Scheme Shareholder for the transfer to Peabody Sub of each Excel Share, as set out in clause 4.2 of this agreement.

Scheme Meeting	the meeting of Excel Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Record Date	5.00pm on the fifth Business Day after the Effective Date.

Scheme Shareholders	Excel Shareholders as at the Scheme Record Date.

Scheme Share	an Excel Share held by a Scheme Shareholder.

Second Court Date	the first day on which an application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme is heard.

Substantial Holding	has the meaning given in section 9 of the Corporations Act.

Tax Act	the Income Tax Assessment Act 1997 (Cth).

Third Party	a person other than Peabody and its subsidiaries.

Timetable	The indicative timetable for the implementation of the Transaction set out in Annexure C.

1     Definitions and interpretation

Term	Meaning

Transaction	the acquisition of Excel by Peabody Sub through implementation of the Scheme in accordance with the terms of this agreement.

Voting Power	has the meaning given in section 610 of the Corporations Act.

1.2	Interpretation
In this agreement, headings are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this agreement have a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any Government Agency;

(e)	a reference to a clause, party, attachment, exhibit or schedule is a reference to a clause of, and a party, attachment, exhibit and schedule to this agreement, and a reference to this agreement includes any attachment, exhibit and schedule;

(f)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations, ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another Government Agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)	a reference to any document (including this agreement) is to that document as varied, novated, ratified or replaced from time to time;

(h)	the word “includes” in any form is not a word of limitation;

(i)	a reference to “$” or “dollar” is to Australian currency;

(j)	a reference to ”US$” is to the currency of the United States of America;

(k)	a reference to any time is, unless otherwise indicated, a reference to that time in Sydney, Australia;

(l)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this agreement; and

(m)	a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party.

1.3	Business Day

Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.

2     Agreement to proceed with the Transaction
2	Agreement to proceed with the Transaction

(a)	Excel agrees to propose the Scheme upon and subject to the terms of this agreement.

(b)	Peabody agrees with Excel to assist Excel to propose the Scheme, and to procure Peabody Sub to assist Excel propose the Scheme, upon and subject to the terms of this agreement.

3	Conditions precedent and pre-implementation steps

3.1	Conditions precedent

Subject to this clause 3, the Scheme will not become Effective, and the obligations of Peabody under clause 4.2 are not binding, until each of the following conditions precedent is satisfied or waived to the extent and in the manner set out in clauses 3.2 and 3.3.

(a)	Regulatory Approvals: Subject to clause 3.6:
(1)	the Treasurer of the Commonwealth of Australia either (i) issues a notice stating that the Commonwealth Government does not object to Peabody or Peabody Sub entering into and completing this agreement or (ii) becomes, or is, precluded (at the date of this agreement or at any time before the Transaction becomes Effective) from making an order in respect of the entry into or completion by Peabody or Peabody Sub of this agreement under the FATA; and

(2)	all other mandatory approvals of Government Agencies to the Transaction are obtained, including (in the case of Peabody) approval or waiver of the Federal Cartel Office in Germany),
(together Regulatory Approvals) before 8.00am on the Second Court Date.

(b)	Court approval: the Court approves the Scheme in accordance with section 411(4)(b) of the Corporations Act.

(c)	Shareholder approval: Excel Shareholders approve the Scheme at the Scheme Meeting by the requisite majorities under the Corporations Act.

(d)	Restraints: No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the Transaction is in effect at 8.00am on the Second Court Date.

(e)	Excel Material Adverse Change: No Excel Material Adverse Change occurs or is discovered between the date of this agreement and 8.00am on the Second Court Date.

(f)	Excel Prescribed Occurrence: No Excel Prescribed Occurrence has occurred between the date of this agreement and 8.00am on the Second Court Date.

(g)	Excel’s representations and warranties: The representations and warranties of Excel set out in this agreement that are qualified as to materiality are true and correct, and the representations of Excel set out in this agreement that are not so qualified are true and correct in all material respects, in each case at the times set out in clause 6.7.

(h)	Peabody Prescribed Occurrence: No Peabody Prescribed Occurrence has occurred between the date of this agreement and 8.00am on the Second Court Date.

(i)	Peabody’s representations and warranties: The representations and warranties of Peabody set out in this agreement that are qualified as to materiality are true and correct, and the representations of Peabody set out in this agreement that are not so qualified are true and correct in all material respects, in each case at the times set out in clause 6.7.

3     Conditions precedent and pre-implementation steps
(j)	Third party consents: before 8.00am on the Second Court Date, every person who has or will have a right or rights (whether subject to conditions or not) under any agreement or arrangement:
(1)	which agreement or arrangement is material in the context of Excel’s business;

(2)	to which Excel or any subsidiaries of Excel is a party; and

(3)	which results, or could result, in any such agreement or arrangement being terminated or varied or any action being taken or arising thereunder as a result of the implementation of the Scheme (including the exercise of a pre-emptive or similar right), provides to Excel or any subsidiary of Excel (as the case may be) their consent to the change in control which will occur if the Scheme is implemented, any consent which is required to implement the Scheme or an enforceable, irrevocable and unconditional waiver or release in writing of such right or rights to Excel and Excel provides a copy of that waiver or release to Peabody.

(k)	Financing:
(1)	funding documentation: Peabody or Peabody Sub and its or their financiers execute the Finance Documentation on substantially the terms contemplated by the bridge commitment letter provided to Peabody by its financier prior to the date of this agreement in relation to funding the Scheme Consideration, on or before 8.00am on the Second Court Date and the Finance Documentation remains in force as at that date; and

(2)	funding conditions: any condition precedent (other than a condition requiring Court approval for the Scheme) to the funding contemplated by the Finance Documentation is satisfied or waived on or before 8.00 am on the Second Court Date.
3.2	Best endeavours

(a)	Excel must use its best endeavours to procure that the conditions precedent in clauses 3.1(e), (f), (g) and (j) are satisfied.

(b)	Peabody must use its best endeavours (including, in respect of clause 3.1(k), having Peabody provide the funding it obtains, as contemplated by that clause, to Peabody Sub) to procure that the conditions precedent in clauses 3.1(h), (i), and (k) are satisfied.

(c)	Each party must use its best endeavours to procure that:
(1)	the conditions precedent in clauses 3.1(a), (b), (c) and (d) are satisfied; and

(2)	there is no occurrence within the control of Excel or Peabody or their subsidiaries that would prevent the conditions precedent in clause 3.1 being satisfied (as the context requires).
(d)	Without limiting this clause 3.2, each party must:
(1)	promptly apply for all relevant Regulatory Approvals (as applicable) and provide to the other a copy of all those applications;

(2)	take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information at the earliest practicable time;

(3)	provide the other party with all information reasonably requested in connection with the applications for Regulatory Approval; and

(4)	consult with the other in advance in relation to the progress of obtaining Regulatory Approvals.

3     Conditions precedent and pre-implementation steps
3.3	Waiver of conditions precedent

(a)	The conditions precedent in clauses 3.1(a), (b) and (c) cannot be waived.

(b)	The conditions precedent in clause 3.1(d) is for the benefit of Peabody and Excel and any breach or non-fulfilment of this condition may only be waived with the written consent of Peabody and Excel (in their absolute discretion).

(c)	The conditions precedent in clauses 3.1(e), (f), (g), (j), and (k), are for the sole benefit of Peabody and may be waived by Peabody (in its absolute discretion) in writing.

(d)	The conditions precedent in clauses 3.1(h) and (i) are for the sole benefit of Excel and may be waived by Excel (in its absolute discretion) in writing.

(e)	If a party waives the breach or non-fulfilment of any of the conditions precedent in clause 3.1, that waiver does not prevent it from suing the other party for any breach of this agreement that resulted in the breach or non-fulfilment of the condition precedent.

3.4	Consultation on failure of condition precedent

(a)	Consultation: If:
(1)	any event occurs which would prevent any of the conditions precedent in clause 3.1 being satisfied, or there is an occurrence that will prevent the condition precedent being satisfied by the date specified in this agreement for its satisfaction (except as the result of a deliberate action of Excel or Peabody); or

(2)	the Scheme has not become Effective by the End Date,
the parties must consult in good faith to:
(3)	consider and if agreed determine whether the Transaction may proceed by way of alternative means or methods;

(4)	consider and if agreed change the date of the application made to the Court for an order under section 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by Excel and Peabody (being a date no later than 5 Business Days before the End Date); or

(5)	consider and if agreed extend the relevant date or End Date.
(b)	Termination: If the parties are unable to reach agreement under clause 3.4(a) within 5 Business Days of becoming aware of the relevant occurrence or relevant date or by the End Date, then unless that condition precedent is waived by Excel or Peabody as provided in clause 3.3, either of them may terminate this agreement without any liability to the other party because of that termination, unless the relevant occurrence or the failure of the condition precedent to be satisfied, or of the Scheme to become Effective, arises out of a breach of clauses 3.2 or 3.5 by the terminating party of this agreement.

(c)	Effect of Termination: Subject to clauses expressed to survive termination, upon termination of this agreement, no party shall have any rights against or obligations to any other party under this Agreement except for those rights and obligations which accrued prior to termination.

4      Transaction steps
3.5	Certain notices

(a)	Notice of failure of condition precedent:
(1)	If, before the time specified for satisfaction of a condition precedent, any event that will prevent that condition precedent being satisfied occurs, the party with knowledge of that event must immediately give the other party written notice of that event.

(2)	If the condition precedent is not set out in clauses 3.1(a), (b) or (c), the party that has the right to waive the condition must give written notice to the other as soon as possible (and in any event no later than ten Business Days) after giving or receiving notice of the relevant event, as to whether or not it waives the breach or non-fulfilment of any condition precedent resulting from the occurrence of that event, specifying the condition in question.
(b)	Waiver: waiver of a breach or non-fulfilment in respect of one condition precedent does not constitute:
(1)	a waiver of breach or non-fulfilment of any other condition precedent resulting from the same event; or

(2)	a waiver of breach or non-fulfilment of that condition precedent resulting from any other event.
(c)	Notice of changes: Excel and Peabody (as the case may be) must promptly advise each other orally and in writing of any change or event causing, or which, so far as can reasonably be foreseen, would cause:
(1)	a representation or warranty provided by the party in this agreement to be false;

(2)	a breach or non-fulfilment of any of the conditions precedent; or

(3)	a material breach of this agreement by the party.
3.6	Regulatory approval

For the purposes of clause 3.1(a), a Regulatory Approval will be regarded as having been obtained even though a condition has been attached to that Regulatory Approval, if the parties agree in writing to treat the approval as having been obtained.

4	Transaction steps

4.1	Scheme

Excel must propose a scheme of arrangement under which all of the Scheme Shares will be transferred to Peabody Sub and the Scheme Shareholders will be entitled to receive the Scheme Consideration.

4.2	Scheme Consideration

Peabody undertakes and warrants to Excel (in Excel’s own right and separately as trustee or nominee for each of the Scheme Shareholders) that in consideration of the transfer to Peabody Sub of each Excel Share held by a Scheme Shareholder under the terms of the Scheme, Peabody will procure that on the Implementation Date Peabody Sub will:

(a)	accept that transfer; and

5      Implementation
(b)	pay each Scheme Shareholder A$8.50 cash for each Scheme Share held by that Scheme Shareholder.

4.3	Timetable

The parties acknowledge the Timetable as an indicative timetable and acknowledge that unless otherwise agreed in writing the Second Court Date will occur after 30 September 2006.

5	Implementation

5.1	Excel’s obligations

Excel must take all necessary steps to implement the Scheme as soon as is reasonably practicable having regard to the Timetable, including doing any acts on behalf of Excel Shareholders, and including each of the following:

(a)	Preparation of Scheme Booklet: Excel must prepare and despatch the Scheme Booklet in accordance with all applicable laws and in particular with the Corporations Act, PS 142 and the Listing Rules in consultation with Peabody as to the content and presentation of the Scheme Booklet. This consultation must include obtaining Peabody’s consent to the inclusion of the Peabody Information. The Scheme Booklet must include a statement by the Excel Board unanimously recommending that Excel Shareholders vote in favour of the Scheme in the absence of any superior offer;

(b)	Preparation of US GAAP Financial Statements: for the purpose of the requirements of the US Securities and Exchange Commission as well as in connection with the arrangement and acquisition of any financing undertaken by Potion in connection with the Transaction, Excel must use, and must cause its subsidiaries to use, all commercially reasonable efforts to provide such information requested by Peabody from time to time and to assist Peabody and its representatives in the timely preparation of audited annual financial statements for Excel (including for the year ended 30 June 2006), as well as unaudited interim financial statements and pro forma financial statements, as are reasonably requested by Peabody, each in accordance with applicable requirements of the US Securities and Exchange Commission and with the material provisions of US GAAP;

(c)	access to information; cooperation: provide to Peabody, its authorised representatives, and its prospective financing sources, reasonable access to employees, offices and other facilities, and to the books and records, of Excel and its subsidiaries for the purpose of implementing the Transaction and in connection with any financing undertaken by Peabody in connection with the Transaction. Excel shall provide, and shall cause its subsidiaries and the respective officers and employees of Excel and its subsidiaries to provide, all cooperation as may be reasonably requested by Peabody in connection with any such financing, including:
(1)	participation in due diligence sessions and sessions with rating agencies;

(2)	assisting with the preparation of materials for rating agency presentations, offering documents, bank information memoranda, prospectuses and any similar documents that may be used in connection with any such financing; and

(3)	executing and delivering any certificates or legal opinions as may reasonably be requested by Peabody,

provided always that Peabody takes such steps, and procures that its authorised representatives and its prospective financing sources take such steps, as reasonably

5       Implementation
requested by Excel to protect the confidentiality of any information provided under this clause,

(d)	section 411(17)(b) statement: apply to ASIC for the production of a statement under section 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;

(e)	court direction: apply to the Court for orders directing Excel to convene the Scheme Meeting;

(f)	Scheme Meeting: convene the Scheme Meeting to approve the Scheme in accordance with the orders made by the Court pursuant to section 411(1) of the Corporations Act;

(g)	shareholder approval: seek the approval of Excel Shareholders for the Scheme;

(h)	Court approval: (subject to all conditions precedent in clause 3.1 being satisfied or waived) apply to the Court for orders approving the Scheme as approved by the Excel Shareholders at the Scheme Meeting;

(i)	lodge copy of Court order: lodge with ASIC an office copy of the Court order approving the Scheme as approved by the Excel Shareholders at the Scheme Meeting on the day such office copy is received (or such later date as agreed in writing by Peabody);

(j)	information: provide all necessary information, or have the share registrar of Excel provide all necessary information, in each case in a form reasonably requested by Peabody, about the Scheme and Excel Shareholders to Peabody which Peabody reasonably requires in order to:
(1)	canvass approval of the Scheme by Excel Shareholders (including the results of directions by Excel to Excel Shareholders under Part 6C.2 of the Corporations Act); or

(2)	facilitate the provision by Peabody Sub of the Scheme Consideration.
Excel must comply with any reasonable request of Peabody for Excel to give directions to Excel Shareholders pursuant to Part 6C.2 of the Corporations Act from time to time;

(k)	registration: register all transfers of Excel Shares to Peabody Sub on or as soon as practicable after the Implementation Date;

(l)	Independent Expert: promptly appoint the Independent Expert and provide assistance and information reasonably requested by the Independent Expert to enable it to prepare its report for the Scheme Booklet as soon as practicable;

(m)	Peabody Information: obtain written approval from Peabody for the form and content in which the Peabody Information appears in the Scheme Booklet;

(n)	Excel Prescribed Occurrence: Excel must ensure that no Excel Prescribed Occurrence (other than an Excel Prescribed Occurrence in items 16 to 20 and 22 of the definition of that term) occurs between the date of the agreement and 8.00am on the Second Court Date;

(o)	listing: Excel must not do anything to cause Excel Shares to cease being quoted on the ASX or to become permanently suspended from quotation prior to completion the Transaction unless Peabody has agreed in writing; and

(p)	appeal process: if the Court refuses to make any orders directing Excel to convene the Scheme Meetings or approving the Scheme, appeal the Court’s decision to the fullest extent possible (except to the extent that the parties agree otherwise, or an independent Queen’s Counsel or Senior Counsel acceptable to Peabody (acting reasonably) indicates that, in his view, an appeal would have no reasonable prospect of success).

5       Implementation
5.2	Peabody’s obligations

Peabody must take all necessary steps, and must procure that Peabody Sub takes all necessary steps, to implement the Scheme as soon as is reasonably practicable having regard to the Timetable, including doing each of the following:

(a)	Peabody Information: Peabody must prepare and provide to Excel the Peabody Information for inclusion in the Scheme Booklet;

(b)	Independent Expert’s report: Subject to the Independent Expert entering into arrangements with Peabody including in relation to confidentiality in a form reasonably acceptable to Peabody, Peabody must provide any assistance or information reasonably requested by Excel or by the Independent Expert in connection with the preparation of the Independent Expert’s report to be sent together with the Scheme Booklet;

(c)	Representation: Peabody must procure that it is represented by counsel at the Court hearings convened for the purposes of section 411(4)(b) of the Corporations Act, at which through its counsel, Peabody will undertake (if requested by the Court) to do all such things and take all such steps within its power as are necessary in order to ensure the fulfilment of its obligations under this agreement and the Scheme;

(d)	Deed Poll: Prior to despatch of the Scheme Booklet, Peabody will enter into a deed poll in favour of the Scheme Shareholders in the form of Annexure B;

(e)	Accuracy of Peabody Information: Peabody must confirm to Excel the accuracy of the Peabody Information in the Scheme Booklet;

(f)	Share Transfer: Peabody must procure that Peabody Sub accepts a transfer of the Excel Shares as contemplated by clause 4.1;

(g)	Peabody Scheme Consideration: Peabody must pay the Scheme Consideration in the manner and amount contemplated by clause 4 on the Implementation Date.

5.3	Conduct of business

(a)	From the date of this agreement up to and including the Implementation Date, Excel and each of its subsidiaries must conduct their respective businesses in the ordinary and proper course of business and make all reasonable efforts to:
(1)	keep available the services of their directors, officers and employees;

(2)	preserve their relationships with customers, suppliers, licensors, licensees and others having business dealings with Excel and any subsidiary of Excel; and

(3)	not enter into any lines of business or other activities in which Excel and its subsidiaries are not engaged as of the date of this agreement.
(b)	Excel must consult with Peabody in good faith immediately after execution of this Agreement to discuss and agree a transition plan.

5.4	Appointment of directors

Excel must, as soon as practicable:

(a)	after the Second Court Date (provided the Scheme is approved), take all actions necessary to cause the appointment of that number of nominees of Peabody to the Excel Board which gives those nominees acting together control of the Excel Board; and

(b)	after the Scheme Consideration has been paid, ensure that all directors on the Excel Board other than the Peabody nominees resign.

6       Representations and undertakings
5.5	Excel Board recommendation

(a)	Subject to clause 5.5(b), the Excel Board must unanimously recommend that the Excel Shareholders vote in favour of the Scheme in the absence of a superior proposal and all of the resolutions in the Scheme Booklet at the Scheme Meeting and the Scheme Booklet must include a statement by the Excel Board to that effect.

(b)	The Excel Board must not change, withdraw or modify its recommendation in favour of the Scheme unless the Excel Board in good faith has first obtained written advice from Excel’s lawyers that the Excel Board, is by virtue of its fiduciary duties, required to change, withdraw or modify its recommendation. A copy of the written advice must be provided to Peabody prior to the change, withdrawal or modification of the Excel Board’s recommendation. By way of example, the Excel Board may change, withdraw or modify its recommendation if:
(1)	the Independent Expert does not conclude that the Transaction is in the best interests of the Excel Shareholders; or

(2)	it receives a proposal which is superior to the Transaction.
5.6	Access to information

(a)	Between the date of this agreement and the Implementation Date, Excel must provide Peabody with:
(1)	monthly management reports for Excel and its subsidiaries;

(2)	details of any material contracts which are proposed to be entered into during that period; and

(3)	reasonable access to the records, premises and key personnel of Excel and its subsidiaries at times mutually agreed in order to allow Peabody to plan for the transition of the business of Excel when the Transaction completes.
(b)	Between the date of this agreement and the Implementation Date, Excel must, attend and participate in monthly meetings with Peabody and its officers and employees to provide updates on the matters referred to in clause 5.6(a) and promptly provide Peabody with any other updates and information reasonably requested by Peabody in respect of those matters.
(c)	Excel must consult with Peabody and provide regular updates as reasonably requested by Peabody in relation to its derivative instruments (including, but not limited to, swaps, futures contracts, forward commitments, commodity derivatives or options) or similar instruments including foreign currency hedges made in the ordinary course of business in accordance with existing policy. Updates on these matters must be provided at the monthly meetings referred to in clause 5.6(b).
6	Representations and undertakings

6.1	Peabody’s representations

Peabody represents and warrants to Excel (in its own right and separately as trustee or nominee for each of the other Excel Indemnified Parties) each of the Peabody Representations and Warranties.

6       Representations and undertakings
6.2	Peabody’s indemnity

Peabody agrees with Excel (in its own right and separately as trustee or nominee for each of the other Excel Indemnified Parties) to indemnify the Excel Indemnified Parties against any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which any of the Excel Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the representations and warranties in clause 6.1.

6.3	Excel’s representations

Excel represents and warrants to Peabody (in its own right and separately as trustee or nominee for each of the other Peabody Indemnified Parties) each of the Excel Representations and Warranties.

6.4	Excel’s indemnity

Excel agrees with Peabody (in its own right and separately as trustee or nominee for each Peabody Indemnified Party) to indemnify Peabody and each of the other Peabody Indemnified Parties from any claim, action, damage, loss, liability, cost, expense or payment of whatever nature and however arising which Peabody or any of the other Peabody Indemnified Parties suffers, incurs or is liable for arising out of any breach of any of the representations and warranties in clause 6.3.

6.5	Survival of representations

Each representation and warranty in clauses 6.1 and 6.3:

(a)	is severable; and

(b)	survives the termination of this agreement.

6.6	Survival of indemnities

Each indemnity in this agreement (including those in clauses 6.2 and 6.4):

(a)	is severable;

(b)	is a continuing obligation;

(c)	constitutes a separate and independent obligation of the party giving the indemnity from any other obligations of that party under this agreement; and

(d)	survives the termination of this agreement.

6.7	Timing of warranties

Each representation and warranty made or given under clauses 6.1 or 6.3 is given:

(a)	at the date of this agreement; and

(b)	at 8.00 am on the Second Court Date; or

(c)	where expressed, at the time at which the representation or warranty is expressed to be given.

7      Releases
7	Releases

7.1	Excel directors and officers

(a)	Peabody releases its respective rights, and agrees with Excel that it will not make a claim, against any Excel Indemnified Party as at the date of this agreement in connection with:
(1)	any breach of any representations, covenants and warranties of Excel or any member of the Excel Consolidated Group in this agreement; or

(2)	any disclosures containing any statement which is false or misleading whether in content or by omission, except where the Excel Indemnified Party has not acted in good faith or has engaged in wilful misconduct.
(b)	This clause is subject to any Corporations Act restriction and will be read down accordingly. Excel receives and holds the benefit of this clause to the extent it relates to each Excel Indemnified Party as trustee for them.
7.2	Peabody directors and officers
(a)	Excel releases its rights, and agrees with Peabody that it will not make a claim, against any Peabody Indemnified Party as at the date of this agreement in connection with:
(1)	any breach of any representations, covenants and warranties of Peabody in this agreement; or

(2)	any disclosure containing any statement which is false or misleading whether in content or by omission, except where the Peabody Indemnified Party has not acted in good faith or has engaged in wilful misconduct.

(b)	This clause is subject to any Corporations Act restriction and will be read down accordingly. Peabody receives and holds the benefit of this clause to the extent it relates to each Peabody Indemnified Party as trustee for them.

7.3	Excel officers and directors

(a)	Subject to the Scheme being Effective and the Transaction completing, Peabody undertakes that it will:
(1)	for a period of 7 years from the Implementation Date, ensure that the constitutions of Excel and each of the members of the Excel Consolidated Group continues to contain such rules which provide for each of them to indemnify each of their officers against any liability incurred by that officer in his or her capacity and to any person other than Excel or a related body corporate of Excel; and

(2)	procure that Excel and each member of the Excel Consolidated Group comply with the deeds of indemnity, access and insurance made by them in favour of their respective directors and officers from time to time and without limiting the foregoing, shall ensure that directors and officers run off insurance cover for such directors and officers is maintained for a period of 6 years from the Implementation Date, provided that the cost of such cover does not exceed twice the cost of such cover paid by Excel per annum prior to the date of this agreement.

8      Public announcement
(b)	The undertakings contained in this clause 7.3 are subject to any Corporations Act restriction and will be read down accordingly. Excel receives and holds the benefit of this clause 7.3, to the extent it relates to the directors and officers of Excel and other members of the Excel Consolidated Group, as trustee for them.

8	Public announcement

Immediately after the execution of this agreement, Excel and Peabody must issue public announcements in a form previously agreed to in writing between them including a unanimous recommendation by the directors of Excel to Excel Shareholders in the absence of a superior proposal that the Scheme be approved.

9	Confidentiality

9.1	Confidentiality Deed

Excel and Peabody acknowledge and agree that they continue to be bound by the Confidentiality Deed after the date of this agreement.

9.2	Survival of obligations

The rights and obligations of the parties under the Confidentiality Deed survive termination of this agreement.

10	No-talk and no-shop obligations

10.1	No-talk

During the No-Talk Period, Excel must ensure that neither it nor any of its subsidiaries, nor any of their respective directors, employees, officers or agents directly or indirectly participate in any negotiations or discussions, provide or make available any information (including by way of providing information and access to perform due diligence), or communicate any intention to do any of these things, in respect of or in response to any expression of interest, offer or proposal by any person in relation to any Competing Transaction.

10.2	No-shop

During the No-Shop Period, Excel must ensure that neither it nor any of its subsidiaries, nor any of their respective directors, employees, officers or agents directly or indirectly solicit, encourage (including by way of providing information concerning Excel to any person), initiate or communicate any intention to do any of these things, in respect of or in response to any expression of interest, offer or proposal by any person (other than Peabody or a subsidiary of Peabody) in relation to any Competing Transaction.

10.3	Limitation to No-talk

Clause 10.1 does not prevent Excel from undertaking an act otherwise prohibited by clause 10.1 if not undertaking that act would, in the opinion of the Excel Board

11      Payment of costs
determined in good faith (based on the written opinion of Excel’s lawyers), involve a breach of the fiduciary duties owed by any Excel director or:

(a)	would otherwise be unlawful; or

(b)	prevent Excel continuing to make normal presentations to brokers, portfolio investors and analysts in the ordinary course of business.

Prior to undertaking an act otherwise prohibited by clause 10.1 but that is permitted by this clause 10.3, Excel must provide Peabody with a copy of the written legal opinion.

10.4	Notification of approaches

During the No-Shop Period, Excel must notify Peabody promptly if it becomes aware of any:

(a)	negotiations or discussions;

(b)	approach or attempt to initiate any negotiations or discussions; or

(c)	intention to make such an approach or attempt to initiate any negotiations or discussions,

in respect of any expression of interest, offer or proposal of a kind referred to in clause 10.1 or 10.2 and provide in writing to Peabody the identity of the relevant person.

10.5	Warranty and representation

Excel represents and warrants to Peabody that, as at the date of this agreement, no agreement, arrangement or understanding exists in relation to any expression of interest, offer or proposal of the kind referred to in clause 10.1 or 10.2.

11	Payment of costs

11.1	Background

(a)	Excel and Peabody acknowledge that, if they enter into this agreement and the Scheme is subsequently not implemented, Peabody will have incurred significant costs, including significant opportunity costs.

(b)	In the circumstances referred to in clause 11.1(a), Peabody has requested that provision be made for the payment outlined in clause 11.2(b), without which Peabody would not have entered into this agreement.

(c)	The Excel Board acknowledges that it has received legal advice in relation to this clause 11 and believes that the Scheme will provide benefit to Excel and Excel Shareholders and that it is reasonable and appropriate for Excel to agree to the payments referred to in this clause 11 in order to secure Peabody’s participation in the Transaction.

11.2	Payment of Reimbursement Fee

(a)	The parties acknowledge and agree that the costs actually incurred by Peabody under clause 11.1(a) will be of such nature that they cannot accurately be ascertained, but that the Reimbursement Fee is a genuine and reasonable pre-estimate of the cost and loss that would actually be suffered by Peabody.

(b)	Subject to clause 11.3, if:
(1)	the Excel Board changes, withdraws or modifies its recommendation that Excel Shareholders vote in favour of the Scheme or makes a public statement

12       Conduct of Court proceedings
indicating that it no longer supports the Transaction or that it supports some other transaction or Excel terminates this agreement pursuant to clause 13.1(c) (unless there has been a Peabody Prescribed Occurrence prior to that change, withdrawal or modification and Excel has commenced the process of terminating this agreement on the basis of the Peabody Prescribed Occurrence pursuant to clause 3.4(b));

(2)	Excel is in breach of its obligations under clause 10.1 and 10.2;

(3)	a Fee Trigger Event occurs; or

(4)	this agreement is terminated by Peabody as a result of an Excel Prescribed Occurrence occurring (other than an Excel Prescribed Occurrence in items 16 to 20 and 22 of the definition of that term) between the date of this agreement and 8.00am on the Second Court Date,
Excel must within three Business Days after receiving a written demand from Peabody pay to Peabody, without set-off or withholding, the Reimbursement Fee. The demand may only be made after the occurrence of an event referred to in clause 11.2(b). Excel can only ever be liable to pay the Reimbursement Fee once.
11.3	Compliance with law

This clause 11 imposes obligations on Excel only to the extent that the performance of those obligations would not:

(a)	breach the fiduciary or statutory duties of the Excel Board;

(b)	constitute unacceptable circumstances as declared by the Takeovers Panel; or

(c)	be unlawful.

11.4	Other claims

Excel will have no liability whatsoever for any breach of this agreement if any event or occurrence referred to in clause 11.2(b)(1), (3) or (4) or any breach referred to in clause 11.2(b)(2) occurs, other than for its liability to pay Peabody the Reimbursement Fee.

12	Conduct of Court proceedings

(a)	Excel and Peabody are entitled to separate representation at all Court proceedings affecting the Transaction.

(b)	This agreement does not give Excel or Peabody any right or power to give undertakings to the Court for or on behalf of the other party without that party’s consent.

(c)	Excel and Peabody must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this agreement.

13      Termination
13	Termination

13.1	Termination

(a)	Without prejudice to any other rights of termination under this agreement, either party may terminate this agreement by written notice to the other party:
(1)	at any time before 8.00am on the Second Court Date if the other party is in material breach of any provision of this agreement, the party wishing to terminate has given written notice to the other party in a timely manner setting out the relevant circumstances and stating an intention to terminate, and the relevant circumstances continue to exist 10 Business Days (or any shorter period ending at 5.00pm on the day before the Second Court Date) from the time the notice is given;

(2)	at any time before 8.00am on the Second Court Date if a Court or Government Agency has taken any action permanently restraining or otherwise prohibiting the Transaction, or has refused to do any thing necessary to permit the Transaction, and the action or refusal has become final and cannot be appealed; or

(3)	in the circumstances set out in, and in accordance with, clause 3.4(b).
(b)	Peabody may terminate this agreement by written notice to Excel if at any time before 8.00am on the Second Court Date:
(1)	the Excel Board changes, withdraws or modifies its recommendation that Excel Shareholders vote in favour of the Scheme or makes a public statement indicating that it no longer supports the Transaction or that it supports some other transaction; or

(2)	Excel is in breach of its obligations under clause 10.1 and 10.2.
(c)	Excel may terminate this agreement by 21 days notice in writing to Peabody if at any time before the Scheme Meeting because of the reasons set out in clauses 5.5(b)(1) or 5.5(b)(2), the Excel Board has changed, withdrawn or modified its recommendation as permitted under clause 5.5(b) and if by the end of that 21 day period the Excel Board does not reinstate its recommendation and has paid Peabody the Reimbursement Fee. After Excel has issued a notice pursuant to this clause the parties must discuss in good faith whether the recommendation can be reinstated.

13.2	Effect of termination

(a)	Subject to clause 13.2(b), if this agreement is terminated by either party under clauses 3.4(b) or 13.1, except to the extent that the termination results from a breach by either party of its obligations under this agreement, this agreement will become void and have no effect, without any liability or obligation on the part of any party, other than in relation to rights and obligations that accrued prior to termination and other than in relation to the provisions of this clause 13 and of clauses 6.5 to 6.7, 11, 14.1, 14.2, 15, 16.2, 16.4 and 16.5, which will remain in force after termination.

(b)	Despite any other term of this agreement (including clause 3.3(e)), the sole remedy:
(1)	of Peabody in relation to a breach of an Excel Representation and Warranty, or in relation to a breach of clause 5.1(n), is its right of termination resulting from the non-satisfaction of the condition precedent in clause 3.1(g) or clause 3.1(f), as the case may be;

(2)	of Excel in relation to a breach of a Peabody Representation and Warranty is its right of termination resulting from the non-satisfaction of the condition precedent in clause 3.1(i).

14     Duty, costs and expenses
13.3	Terminable in writing

This agreement is terminable if agreed to in writing by Peabody and Excel.

14	Duty, costs and expenses

14.1	Stamp duty

Peabody must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this agreement or the Scheme or the steps to be taken under this agreement or the Scheme.

14.2	Costs and expenses

Except as otherwise provided in this agreement, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution and performance of this agreement and the proposed, attempted or actual implementation of this agreement and the Transaction.

15	GST

(a)	Any consideration or amount payable under this agreement, including any non-monetary consideration (as reduced in accordance with clause 15(e) if required) (Consideration) is exclusive of GST.

(b)	If GST is or becomes payable on a Supply made under or in connection with this agreement, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(c)	The Additional Amount payable under clause 15(b) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(d)	If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 15(b):
(1)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as appropriate;

(2)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and

(3)	the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within 7 days after receiving such notification, as appropriate. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

16     General
(e)	Despite any other provision in this agreement:
(1)	if an amount payable under or in connection with this agreement (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred; and

(2)	no Additional Amount is payable under clause 15(b) in respect of a Supply to which s 84-5 of the GST Law applies.
(f)	Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(g)	Any term starting with a capital letter that is not defined in this agreement has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).

16	General

16.1	No representation or reliance

(a)	Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this agreement, except for representations or inducements expressly set out in this agreement.

(b)	Each party acknowledges and confirms that it does not enter into this agreement in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this agreement.

(c)	Each party acknowledges and confirms that clauses 16.1(a) and (b) do not prejudice any rights a party may have in relation to information which has been filed by the other party with ASIC, the ASX, the US Securities and Exchange Commission or the New York Stock Exchange.

16.2	No merger

The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.

16.3	Consents

Any consent referred to in, or required under, this agreement from any party may not be unreasonably withheld, unless this agreement expressly provides for that consent to be given in that party’s absolute discretion.

16.4	Notices

Any communication under or in connection with this agreement:

(a)	must be in writing;

(b)	must be addressed as shown below:

16      General

Excel

Name:	Mr Anthony Haggarty
Managing Director

Address:	Level 9, 1 York Street
Sydney NSW 2000

Peabody

Name:	Mr Rick Navarre
Executive Vice President & CFO

Address:	701 Market Street
St Louis Missouri USA 63101-1850

with a copy to:

Name:	Mr Joseph W. Bean
Vice President & Associate General Counsel

Address:	701 Market Street
St Louis Missouri USA 63101-1850
(or as otherwise notified by that party to the other party from time to time);

(c)	must be signed by the party making the communication or by a person duly authorised by that party;

(d)	must be delivered or posted by prepaid post to the address, or sent by fax to the number, of the addressee, in accordance with clause 16.4(b); and

(e)	is regarded as received by the addressee:
(1)	if sent by prepaid post, on the third Business Day after the date of posting to an address within Australia, and on the fifth Business Day after the date of posting to an address outside Australia;

(2)	if sent by fax, at the local time (in the place of receipt of that fax) which then equates to the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is not a Business Day, or is after 5.00pm on a Business Day in the place of receipt, when that communication will be regarded as received at 9.00am on the next Business Day; and

(3)	if delivered by hand, on delivery at the address of the addressee as provided in clause 16.4(b), unless delivery is not made on a Business Day, or after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day.

16      General
16.5	Governing law and jurisdiction

(a)	This agreement is governed by the laws of New South Wales.

(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales and courts competent to hear appeals from those courts.

16.6	Waivers

(a)	Failure to exercise or enforce, a delay in exercising or enforcing, or the partial exercise or enforcement of any right, power or remedy provided by law or under this agreement by any party does not in any way preclude, or operate as a waiver of, any exercise or enforcement, or further exercise or enforcement, of that or any other right, power or remedy provided by law or under this agreement.

(b)	Any waiver or consent given by any party under this agreement is only effective and binding on that party if it is given or confirmed in writing by that party.

(c)	No waiver of a breach of any term of this agreement operates as a waiver of another breach of that term or of a breach of any other term of this agreement.

16.7	Variation

This agreement may only be varied by a document signed by or on behalf of each of the parties.

16.8	Assignment

A party may not assign, novate or otherwise transfer any of its rights or obligations under this agreement without the prior written consent of the other party.

16.9	No third party beneficiary

This agreement shall be binding upon and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this agreement, express or implied, is intended to or shall confer upon any other person, other than the Peabody Indemnified Parties and the Excel Indemnified Parties, to the extent set forth in clause 6, and any third party beneficiary rights.

16.10	Further action

Each party will do all things and execute all further documents necessary to give full effect to this agreement.

16.11	Entire agreement

This agreement supersedes all previous agreements in respect of its subject matter and embodies the entire agreement between the parties.

16.12	Counterparts

(a)	This agreement may be executed in any number of counterparts.

(b)	All counterparts, taken together, constitute one instrument.

(c)	A party may execute this agreement by signing any counterpart.

Schedule 1
Peabody Representations and Warranties

Peabody represents and warrants to Excel (in its own right and separately as trustee or nominee for each of the other Excel Indemnified Parties) that:

(a)	Peabody Information: the Peabody Information provided to Excel for inclusion in the Scheme Booklet will be provided in good faith and on the understanding that each of the Excel Indemnified Parties will rely on that information to prepare the Scheme Booklet and to propose and implement the Scheme in accordance with the Corporations Act;

(b)	Not misleading: the Peabody Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Excel Shareholders, will not contain any statement which is materially misleading or deceptive including by way of omission from that statement;

(c)	New information: it will, as a continuing obligation, provide to Excel all further or new information which arises after the Scheme Booklet has been despatched until the date of the Scheme Meeting which is necessary to ensure that there would be no breach of clause 6.1 if it applied as at the date on which that information arose;

(d)	Validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(e)	Authority: the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Peabody;

(f)	Power: it has full corporate power and lawful authority to execute, deliver and perform this agreement;

(g)	No default: this agreement does not conflict with or result in the breach of or a default under:
(1)	Peabody’s certificate of incorporation or bylaws;

(2)	except as set forth in the Disclosure Letter, any other agreement; or

(3)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or by which it is bound, other than such exceptions in the case of clauses (2) and (3) as would not be reasonably expected to have a material adverse effect on Peabody’s ability to consummate the Transaction; and

(h)	No Shareholder Approval: no shareholder approval of Peabody is required to complete the Transaction.

Schedule 2
Excel Representations and Warranties

Excel represents and warrants to Peabody (in its own right and separately as trustee or nominee for each of the other Peabody Indemnified Parties) that:

(a)	Scheme Booklet: no information (other than the Peabody Information) contained in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Excel Shareholders, will contain any statement which is materially misleading or deceptive, including by way of omission from that statement;

(b)	Validly existing: it is a validly existing corporation registered under the laws of its place of incorporation;

(c)	Authority: the execution and delivery of this agreement has been properly authorised by all necessary corporate action of Excel;

(d)	all information: it has provided all information actually known to it (having made reasonable enquiries) as at the date of this agreement regarding matters affecting or relating to it and its subsidiaries which is not already in the public domain and the disclosure of which might reasonably be expected to have resulted in Peabody not entering into this agreement at all or only entering into this agreement on materially different terms other than agreements identified in the Disclosure Letter;

(e)	Not misleading: all information it has provided to Peabody (whether under the Due Diligence or otherwise) is, to the best of its knowledge (having made reasonable enquiries), accurate and not misleading and it has not omitted any information required to make the information provided to Peabody not misleading, noting that certain of the agreements identified in the Disclosure Letter have not been provided to Peabody;

(f)	Capital structure: its capital structure, including all issued securities as at the date of this agreement is as set out in Schedule 3 and it has not issued any other securities, options or instruments which are still outstanding and may convert into Excel Shares other than as set out in Schedule 3;

(g)	Interest: any company, partnership, trust or other enterprise in which Excel or an Excel subsidiary owns or has an interest in is as set out in the Disclosure Letter;

(h)	Authority: Excel has full corporate power and lawful authority to execute and deliver this agreement and to perform or cause to be performed its obligations under this agreement;

(i)	No default: this agreement does not conflict with or result in the breach of or default under any provision of Excel’s constitution or any material term or provision of any material agreement (other than the agreements identified as doing so in the Disclosure Letter) or any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any of its subsidiaries is bound;

(j)	Restrictions on business activities: except as disclosed by Excel to Peabody in writing, there is no agreement, judgment, injunction, order or decree binding on Excel or any of its subsidiaries that has or would be likely to have the effect prohibiting, restricting or materially impairing after the Effective Date any business of Excel or any of its subsidiaries;

(k)	Litigation: except as disclosed by Excel to Peabody in writing:
(1)	there are no material actions, suits, arbitrations, legal or administrative proceedings pending or, so far as Excel is aware after due enquiry, threatened against Excel or any of its subsidiaries;

(2)	neither Excel nor any of its subsidiaries is the subject of any material pending or, so far as Excel is aware after making due enquiries, material threatened investigation; and

(3)	neither Excel nor any of its subsidiaries nor the respective assets, properties or business of Excel or any of its subsidiaries is subject to any judgment, order, writ, injunction or decree of any court, Government Agency or arbitration tribunal;
(l)	Environmental: except as disclosed by Excel to Peabody in writing:
(1)	neither Excel nor any subsidiary of Excel has been convicted of any material offence under any Environmental Law and there are no orders issued by any Government Agency or any claims relating to the breach of any Environmental Law or Environmental Permit against Excel or any of its subsidiaries;

(2)	Excel and its subsidiaries have complied in all material respects with all applicable Environmental Laws, all Environmental Permits necessary for the conduct and operation of their businesses as presently conducted have been obtained, are in force and effect and are being complied with in all material respects.
In this warranty:

Environmental Law means any law or regulation relating to the environment including relating to:
(3)	the discharge or emission of substances (whether sold, liquid or gaseous) to air, water or land;

(4)	contamination of air, water or land;

(5)	the production, use, handling, storage, disposal or transport of waste, hazardous substances; and

(6)	the presence of asbestos; or

(7)	any other aspect of protection of the environment or the enforcement or administration of any such law.
Environmental Permit means any permit, licence, authority, approval, certificate of approval, consent or authorisation required by Environmental Laws;

(m)	Compliance: except as disclosed by Excel to Peabody in writing. Excel and its subsidiaries have complied in all material respects with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them and have all material licenses, permits and franchises necessary for them to conduct their respective businesses as presently being conducted;

(n)	Filings and undisclosed liabilities:
(1)	other than for this Transaction it has since January 1, 2003 filed with ASIC and ASX all required reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed with ASIC and ASX, including any notices required to be filed by Listing Rule 3.1 (all of those documents being the Excel Reporting Documents) and it is not relying on the carve-out in Listing Rule 3.1 to withhold any information from public disclosure;

(2)	as of its date, each Excel Reporting Document complied in all material respects with the requirements of the Corporations Act and the Listing Rules and all rules, regulations and policy statements under the Corporations Act and the Listing Rules;

(3)	none of the Excel Reporting Documents contains any untrue statement of a material fact or omits to state a material fact required to be stated in it, except to the extent that such statements have been modified or superseded by a later filed Excel Reporting Document;

(4)	the consolidated financial statements of Excel included in the Excel Reporting Documents comply as to form in all material respects with the Corporations Act and all applicable accounting requirements applicable to the preparation of financial statements, have been prepared in accordance with generally accepted accounting principles in Australia (Australian GAAP) or AIFRS as applicable at the relevant date and fairly present in all material respect the consolidated financial position of Excel as of the dates of the relevant financial statements and the consolidated results of its operations and cash flows for the periods then ended;

(5)	there has not been any event, change, effect or development which, individually or in aggregate, is required to be included in Excel Reporting Documents in accordance with the requirements of the Corporations Act, the Listing Rules and all rules and regulations promulgated under the Corporations Act and the Listing Rules which has not been included in the Excel Reporting Documents;
The warranties in (j) to (n) above are given subject to matters fairly disclosed in Excel Reporting Documents publicly filed prior to the date of this agreement.

Schedule 3
Excel details
The only securities of Excel on issue, or options or other instruments that may convert into Excel Shares, are 214,977,360 ordinary shares.

Signing page
Executed as an agreement:
Peabody
Signed for
Peabody Energy Corporation

sign here	▶	/s/ Gregory H. Boyce

Officer, President and CEO

print name		Gregory H. Boyce

sign here	▶	/s/ Joseph W. Bean

Witness

print name		Joseph W. Bean

Excel

Signed for
Excel Coal Limited

sign here	▶	/s/ Anthony James Haggarty

Director

print name		Anthony James Haggarty

sign here	▶	/s/ Roger Brian Massy-Greene

Director

print name		Roger Brian Massy-Greene

Annexure A — Scheme

Scheme of Arrangement

Pursuant to section 411 of the Corporations Act 2001.

BETWEEN	Excel Coal Limited

ABN 18 002 818 699

of Level 9, 1 York Street, Sydney, NSW, 2000

(Excel)

AND	The holders of fully paid ordinary shares in Excel as at the Scheme Record Date
1	Definitions and interpretation

1.1	Definitions

The meanings of the terms used in this scheme of arrangement are set out below.

Term	Meaning

ASIC	the Australian Securities and Investments Commission.

ASX	the Australian Stock Exchange Limited (ABN 98 008 624 691).

Business Day	a business day as defined in the Listing Rules.

CHESS	the clearing house electronic sub-register system of share transfers operated by ASX Settlement and Transfer Corporation Pty Ltd (ABN 49 008 504 532).

Corporations Act	the Corporations Act 2001 (Cth).

Term	Meaning

Court	the Supreme Court of New South Wales or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Excel and Peabody.

Deed Poll	the deed poll dated 6 July 2006 executed by Peabody in favour of the Scheme Shareholders.

Effective	when used in relation to the Scheme, the coming into effect, under section 411(10) of the Corporations Act, of the order of the Court made under section 411(4)(b) in relation to the Scheme.

Effective Date	the date on which the Scheme becomes Effective.

End Date	December 1, 2006.

Excel Board	the board of directors of Excel.

Excel Share	a fully paid ordinary share of Excel.

Excel Shareholder	a person who is registered as the holder of an Excel Share.

Excluded Shareholder	Peabody or any Excel Shareholder who holds an Excel Share on behalf of, or for the benefit of, Peabody and its subsidiaries.

Implementation Date	the fifth Business Day after the Scheme Record Date.

Listing Rules	the official Listing Rules of the ASX.

Marketable Parcel	a marketable parcel as defined by the Market Rules of the ASX.

Merger Implementation Agreement	the Merger Implementation Agreement dated 6 July 2006 between Excel and Peabody.

Nominee	a nominee chosen by Peabody.

Peabody Sub	a directly or indirectly owned subsidiary of Peabody.

Term	Meaning

Registered Address	in relation to an Excel Shareholder, the address shown in the Share Register.

Scheme	this scheme of arrangement under Part 5.1 of the Corporations Act between Excel and the Excel Shareholders.

Scheme Consideration	the consideration to be provided at the request of Peabody by Peabody Sub to each Scheme Shareholder for the transfer to Peabody Sub of each Excel Share, as set out in clause 4.2 of the Merger Implementation Agreement

Scheme Meeting	the meeting of Excel Shareholders ordered by the Court to be convened under section 411(1) of the Corporations Act.

Scheme Record Date	5.00pm on the fifth Business Day after the date on which the Scheme becomes Effective.

Scheme Shareholder	each Excel Shareholder as at the Scheme Record Date (taking into account registration of all registrable transfers and transmission applications as required by clause 6).

Scheme Share	an Excel Share held by a Scheme Shareholder (other than by an Excluded Shareholder).

Share Register	the register of members of Excel.
1.2	Interpretation

In this Scheme, headings and bold type are for convenience only and do not affect interpretation and, unless the context requires otherwise:

(a)	words importing the singular include the plural and vice versa;

(b)	words importing a gender include any gender;

(c)	other parts of speech and grammatical forms of a word or phrase defined in this Scheme have a corresponding meaning;

(d)	a reference to a person includes an individual, the estate of an individual, a corporation, an authority, an association or a joint venture, a partnership, a trust and any government agency;

(e)	a reference to a clause, party, attachment or schedule is a reference to a clause of, and a party, attachment and schedule to this Scheme, and a reference to this Scheme includes any attachment and schedule;

(f)	a reference to a statute, regulation, proclamation, ordinance or by law includes all statutes, regulations, proclamations ordinances or by laws amending, consolidating or replacing it, whether passed by the same or another government agency with legal power to do so, and a reference to a statute includes all regulations, proclamations, ordinances and by laws issued under that statute;

(g)	a reference to any document (including this Scheme) is to that document as varied, novated, ratified or replaced from time to time;

(h)	the word “includes” in any form is not a word of limitation;

(i)	a reference to “$” or “dollar” is to Australian currency;

(j)	a reference to any time, unless otherwise indicated, is a reference to that time in Sydney, Australia; and

(k)	a term defined in or for the purposes of the Corporations Act has the same meaning when used in this Scheme.

2	Preliminary

(a)	Excel is a public company registered in New South Wales and is a company limited by shares. Excel is admitted to the official list of the ASX and Excel Shares are officially quoted on the financial market conducted by the ASX.

(b)	At [*], 2006 [*] Excel Shares were on issue. There is no other class of shares in the capital of Excel.

(c)	Peabody is a company incorporated under the laws of Delaware, the United States of America and is a company limited by shares.

(d)	Peabody Sub is a company registered in [ ] and is a company limited by shares.

(e)	If the Scheme becomes Effective:
(1)	Peabody Sub will provide or procure the provision of the Scheme Consideration to Scheme Shareholders in accordance with the Scheme; and

(2)	all the Scheme Shares held by Scheme Shareholders will be transferred to Peabody Sub, and Excel will enter the name of Peabody Sub in the Share Register in respect of the Scheme Shares held by Scheme Shareholders.
(f)	Peabody and Excel have agreed by executing the Merger Implementation Agreement to implement this Scheme.

(g)	Peabody has agreed by executing the Deed Poll to procure that Peabody Sub will pay the Scheme Consideration to Scheme Shareholders in accordance with the terms of the Deed Poll.

3	Conditions

(a)	The Scheme is conditional on all the conditions in clause 3.1 of the Merger Implementation Agreement having been satisfied or waived in accordance with the terms of the Merger Implementation Agreement by 8.00am on the Second Court Date.

(b)	The satisfaction of clause 3(a) is a condition precedent to the operation of clauses 4.2 and 5.

(c)	The Scheme will lapse and be of no further force or effect if the Effective Date does not occur on or before the End Date or any later date Excel and Peabody agree in writing.

(d)	Peabody and Excel will provide to the Court at the Second Court Date a certificate confirming (in respect of matters within their knowledge) whether or not the conditions precedent in the Merger Implementation Agreement and this Scheme (other than the condition in clause 3.1(b)) have been satisfied or waived.

4	Implementation

4.1	Lodgement of Court orders

Excel will lodge with ASIC office copies of the Court orders under section 411 of the Corporations Act approving the Scheme by 5.00pm on the Business Day on which the Court approves the Scheme (or 5.00pm on the next Business Day, if such approval is received after 4.00pm on the relevant day).

4.2	Transfer of Scheme Shares

On the Implementation Date:

(a)	subject to the payment of the Scheme Consideration in the manner contemplated by clause 5.3, the Scheme Shares, together with all rights and entitlements attaching to the Scheme Shares as at the Implementation Date, will be transferred to Peabody Sub, without the need for any further act by any Scheme Shareholder, upon Excel receiving written confirmation from Peabody that the Scheme Consideration has been paid in the manner contemplated by clause 5.3 by:
(1)	Excel delivering to Peabody Sub duly completed and executed share transfer form or forms to transfer all the Scheme Shares to Peabody Sub; and

(2)	Peabody Sub duly executing such transfer form or forms and delivering it or them to Excel for registration;
(b)	immediately after receipt of the Scheme Transfer, Excel will enter the name of Peabody Sub in the Share Register in respect of the Scheme Shares.

5	Scheme Consideration

5.1	Consideration under the Scheme

The obligation of Peabody Sub to provide each Scheme Shareholder with the Scheme Consideration is satisfied by Peabody Sub providing to that Scheme Shareholder on the Implementation Date the Scheme Consideration.

5.2	Joint holders

In the case of Scheme Shares held in joint names the Scheme Consideration shall be payable to and be forwarded to the holder whose name appears first in the Share Register as at the Scheme Record Date.

5.3	Peabody Sub’s obligations

The obligation of Peabody Sub to provide the Scheme Consideration will be satisfied by Peabody Sub, on the Implementation Date doing any of the following at its election:

(a)	sending the consideration to the Scheme Shareholders’ Registered Address as shown in the Share Register by cheque in Australian currency drawn on an Australian Bank; or

(b)	depositing or procuring the Excel Registry to deposit it into an account with any Australian ADI (as defined in the Corporations Act) notified to Excel (or Excel’s agent who manages the Excel Register) by an appropriate authority from the Scheme Shareholders; or

(c)	such other payment method as agreed in writing between Peabody and Excel.

6	Dealings in Excel Shares

(a)	To establish the identity of the Scheme Shareholders, dealings in Excel Shares will only be recognised if:
(1)	in the case of dealings of the type to be effected using CHESS, the transferee is registered in the Share Register as the holder of the relevant Excel Shares on or before the Scheme Record Date; and

(2)	in all other cases, registrable transmission applications or transfers in respect of those dealings are received on or before the Scheme Record Date at the place where the Share Register is kept.
(b)	Excel must register registrable transmission applications or transfers of the kind referred to in clause 6(a)(2) on the Scheme Record Date (provided that for the avoidance of doubt nothing in this clause 6(b) requires Excel to register a transfer that would result in an Excel Shareholder holding a parcel of Excel Shares that is less than a Marketable Parcel).

(c)	Excel will not accept for registration or recognise for any purpose any transmission application or transfer in respect of Excel Shares received after the Scheme Record Date.

(d)	For the purpose of determining entitlements to the Scheme Consideration, Excel must maintain the Share Register in accordance with the provisions of this clause 6 until the Scheme Consideration has been paid to the Scheme Shareholders. The Share Register in this form will solely determine entitlements to the Scheme Consideration.

(e)	All statements of holding for Excel Shares will cease to have effect from the Scheme Record Date as documents of title in respect of those shares and, as from that date, each entry current at that date on the Share Register will cease to have effect except as evidence of entitlement to the Scheme Consideration in respect of the Excel Shares relating to that entry.

(f)	As soon as possible after the Scheme Record Date and in any event at least 2 Business Days before the Implementation Date, Excel will ensure that details of the names, Registered Addresses and holdings of Excel Shares for each Scheme Shareholder are available to Peabody in the form Peabody reasonably requires.

7	Quotation of Excel Shares

(a)	It is expected that suspension of trading on the ASX in Excel Shares will occur from the close of trading on the day Excel notifies the ASX that the Court has approved the Scheme under section 411(4)(b) of the Corporations Act.

(b)	On a date after the Implementation Date to be determined by Peabody, Excel will apply:
(1)	for termination of the official quotation of Excel Shares on the ASX; and

(2)	to have itself removed from the official list of the ASX.

8	General Scheme provisions

8.1	Consent

If the Court proposes to approve the Scheme subject to any alterations or conditions, Excel may by its counsel consent on behalf of all persons concerned to those alterations or conditions to which Peabody has consented in writing.

8.2	Agreement of Scheme Shareholders

Scheme Shareholders agree to the transfer of their Excel Shares in accordance with the Scheme and agree to the variation, cancellation or modification of the rights attached to their Excel Shares constituted by or resulting from the Scheme.

8.3	Warranties by Scheme Shareholders

Each Scheme Shareholder is deemed to have warranted to Excel, in its own right and for the benefit of Peabody and Peabody Sub that all of the their Excel Shares which are transferred to Peabody Sub under the Scheme will, at the date of transfer of them to Peabody Sub, be fully paid and free from all mortgages, charges, liens, encumbrances and interests of third parties of any kind, and that they have full power and capacity to sell and to transfer their Excel Shares to Peabody Sub.

8.4	Beneficial entitlement to Excel Shares

Peabody Sub will be beneficially entitled to the Excel Shares transferred to it under the Scheme pending registration by Excel of Peabody Sub in the Share Register as the holder of the Excel Shares.

8.5	Authority given to Peabody

(a)	Scheme Shareholders will be deemed to have authorised Excel to do and execute all acts, matters, things and documents on the part of each Scheme Shareholder necessary to implement the scheme, including (without limitation) executing, as agent and attorney of each Scheme Shareholder, a share transfer or transfers in relation to Scheme Shares as contemplated by clause 8.6.

(b)	Each Scheme Shareholder, without the need for any further act, irrevocably appoints Excel and all of its directors, secretaries and officers (jointly and severally) as its attorney and agent for the purpose of executing any document necessary to give effect to the Scheme including without limitation, a proper instrument of transfer of its Scheme Shares for the purposes of section 1071B of the Corporations Act which may be a master transfer of all the Scheme Shares.

8.6	Appointment of sole proxy

Upon the Scheme becoming Effective and until Excel registers Peabody Sub as the holder of all Excel Shares in the Share Register, each Scheme Shareholder:

(a)	is deemed to have irrevocably appointed Peabody Sub as attorney and agent (and directed Peabody Sub in such capacity) to appoint an officer or agent nominated by Peabody as its sole proxy and, where applicable, corporate representatives to attend shareholders’ meetings, exercise the votes attaching to the Scheme Shares registered in their name and sign any shareholders’ resolutions, whether in person, by proxy or by corporate representative (other than as pursuant to this clause 8.6(a)); and

(b)	must take all other actions in the capacity of a registered holder of Scheme Shares as Peabody reasonably directs.

9	General

9.1	Stamp duty

Peabody Sub will pay all stamp duty payable in connection with the transfer of the Scheme Shares to Peabody Sub.

9.2	Definition of “sending”

For the purposes of clause 5.3 the expressions “sending” means:

(a)	sending by ordinary pre-paid post or courier to the Registered Address of the Scheme Shareholder at the Scheme Record Date; or

(b)	delivery to the address by any other means at no cost to the recipient.

9.3	Notices

If a notice, transfer, transmission application, direction or other communication referred to in this Scheme is sent by post to Excel, it will not be taken to be received in the ordinary course of post or on a date and time other than the date and time (if any) on which it is actually received at the place where Excel’s Share Registry is kept.

9.4	Governing law

This Scheme is governed by the laws of New South Wales.

9.5	Further action

Excel will execute all documents and do all things necessary to implement and perform its obligations under this Scheme.

Annexure B — Deed Poll

Deed
Deed Poll
Peabody Energy Corporation

This deed poll

is made on [insert date]

by	Peabody Energy Corporation of 701 Market Street, St Louis, Missouri, USA (Peabody)

in favour of	Each holder of ordinary shares in Excel Coal Limited ABN 18 002 818 699 as at the Scheme Record Date (Scheme Shareholders)

Background
A.	The directors of Excel consider that it is in Excel’s interests that Excel Shareholders approve the Scheme.

B.	The directors of Excel have resolved that Excel should propose the Scheme.

C.	The Scheme will see all Scheme Shares transferred to Peabody Sub.

D.	On 6 July 2006, Excel and Peabody entered into the Merger Implementation Agreement.

E.	Peabody is entering into this deed poll for the purpose of covenanting in favour of Scheme Shareholders to ensure that the Scheme Consideration is paid to Scheme Shareholders.
This deed poll provides

1	Definitions and interpretation

1.1	Definitions

(a)	The meanings of the terms used in this deed poll are set out below.

Term	Meaning

Merger Implementation Agreement	the Merger Implementation Agreement dated 6 July 2006 between Excel and Peabody.
Words and phrases used in this deed poll have the same meaning given to them in the Merger Implementation Agreement.

1.2	Interpretation

Clause 1.2 of the Merger Implementation Agreement applies to the interpretation of this deed poll, except that references to “Merger Implementation Agreement” are to be read as references to “deed poll”.

2 Conditions
1.3	Nature of deed poll

Peabody acknowledges that this deed poll may be relied on and enforced by any Scheme Shareholder in accordance with its terms even though the Scheme Shareholders are not party to it.

2	Conditions

2.1	Conditions

Peabody’s obligations under clause 3 are subject to the Scheme becoming Effective.

2.2	Termination

The obligation of Peabody under this deed poll to Scheme Shareholders will automatically terminate and the terms of this deed poll will be of no further force or effect if:

(a)	the Merger Implementation Agreement is terminated in accordance with its terms; or

(b)	the Scheme is not Effective by the End Date.

2.3	Consequences of termination

If this deed poll is terminated under clause 2.2, in addition and without prejudice to any other rights, powers or remedies available to it:

(a)	Peabody is released from its obligations to further perform this deed poll except those obligations under clause 6.1; and

(b)	Scheme Shareholders retain the rights they have against Peabody in respect of any breach of this deed poll which occurred before it was terminated.

3	Payment of Scheme consideration

(a)	Subject to clause 2, Peabody undertakes in favour of each Scheme Shareholder to procure that Peabody Sub provides the Scheme Consideration to each Scheme Shareholder.

(b)	The obligation of Peabody Sub to provide the Scheme Consideration will be satisfied by Peabody Sub, on the Implementation Date doing any of the following at its election:
(1)	sending the consideration to the Scheme Shareholders’ Registered Address as shown in the Share Register by cheque in Australian currency drawn on an Australian Bank; or

(2)	depositing or procuring the Excel Registry to deposit it into an account with any Australian ADI (as defined in the Corporations Act) notified to Excel (or Excel’s agent who manages the Excel Register) by an appropriate authority from the Scheme Shareholders; or

(3)	such other payment method as agreed in writing between Peabody and Excel.

4 Warranties
(c)	In the case of Scheme Shares held in joint names the Scheme Consideration shall be payable to and be forwarded to the holder whose name appears first in the Share Register as at the Scheme Record Date.

4	Warranties

Peabody represents and warrants that:

(a)	it is a corporation validly existing under the laws of its place of registration;

(b)	it has the corporate power to enter into and perform its obligations under this deed poll and to carry out the transactions contemplated by this deed poll;

(c)	it has taken all necessary corporate action to authorise its entry into this deed poll and has taken or will take all necessary corporate action to authorise the performance of this deed poll and to carry out the transactions contemplated by this deed poll; and

(d)	this deed poll is valid and binding on it.

5	Continuing obligations

This deed poll is irrevocable and, subject to clause 2, remains in full force and effect until:

(a)	Peabody has fully performed its obligations under this deed poll; or

(b)	the earlier termination of this deed poll under clause 2.

6	General

6.1	Stamp duty

Peabody will:

(a)	pay or procure the payment of all stamp duties and any related fines and penalties in respect of the Scheme and this deed poll, the performance of this deed poll and each transaction effected by or made under the Scheme and this deed poll; and

(b)	indemnify each Scheme Shareholder against any liability arising from failure to comply with clause 6.1(a).

6.2	Notices

Any notice or other communication to Peabody in respect of this deed poll must be in legible writing and in English and:

(a)	addressed as shown below:

Name:	Mr Rick Navarre
Executive Vice President & CFO

Address:	701 Market Street
St Louis Missouri USA 63101-1850

6 General

with a copy to:

Name:	Mr Joseph W. Bean
Vice President & Associate General Counsel

Address:	701 Market Street
St Louis Missouri USA 63101-1850
(b)	must be signed by the person making the communication or by a person duly authorised by that person;

(c)	must be delivered or posted by prepaid post to the address, or sent by fax to the fax number, of Peabody in accordance with clause 6.2(a);

(d)	will be regarded as received by Peabody:
(1)	if sent by prepaid post, on the fifth Business Day after the date of posting;

(2)	if sent by fax, at the time at which that fax is sent as shown on the transmission report which is produced by the machine from which that fax is sent and which confirms transmission of that fax in its entirety, unless that local time is a not a Business Day, or is after 5.00pm on a Business Day, when that communication will be regarded as received at 9.00am on the next Business Day; and

(3)	if delivered by hand, on delivery at the address of the addressee as provided in clause 6.2(a).
6.3	Definition of “sending”

For the purposes of clause 0 the expressions “sending” means:

(a)	sending by ordinary pre-paid post or courier to the Registered Address of the Scheme Shareholder at the Scheme Record Date; or

(b)	delivery to the address by any other means at no cost to the recipient.

6.4	Governing law and jurisdiction

(a)	This deed poll is governed by the laws of New South Wales.

(b)	Peabody irrevocably submits to the non-exclusive jurisdiction of the courts of New South Wales.

6.5	Waiver

If a Scheme Shareholder does not exercise a right arising from a breach of this deed poll at a given time, it may, unless it has waived that right in writing, exercise the right at a later point in time.

6.6	Variation

A provision of this deed poll may not be varied unless the variation is agreed to by Excel, in which event Peabody will enter into a further deed poll in favour of the Scheme Shareholders giving effect to the amendment.

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6.7	Cumulative rights

The rights, powers and remedies of Peabody and the Scheme Shareholders under this deed poll are cumulative and do not exclude any other rights, powers or remedies provided by law independently of this deed poll.

6.8	Assignment

The rights of each Scheme Shareholder under this deed poll are personal and must not be assigned or otherwise dealt with at law or in equity without the prior written consent of Peabody.

Signing page
Executed as a deed poll:
Signed sealed and delivered by
Peabody Energy Corporation
by

sign here	▶

Director

print name

in the presence of

sign here	▶

Witness

print name

Signing page
Annexure C — Indicative Timetable

Event	Target completion

Appoint Independent Expert	Early July 2006

Scheme Booklet	Mid August 2006

First Court hearing	Early September 2006

Mail Scheme Booklet	Early September 2006

Excel Shareholders’ meeting	Early October 2006

Second Court hearing	Early October 2006

Effective Date	Early October 2006

Record Date	Mid October 2006

Implementation Date	Mid October 2006